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                             VOLUME SERVICES AMERICA
                                 1999 BONUS PLAN


1. Bonus entitlement is a function of position level and normal earnings or the year.

2. Bonus eligible persons are general managers, vice presidents and selected key personnel (approximately 130 people).

3. A bonus pool is generated using an increasing percentage of attainment of EBITDA over 95% of forecast (budget).

4.   The numerical constants were developed from those of previous plans.

Plan Positives:

1.   There is no value to an individual to delay profits in any year.

2. Since one factor in determining the value of the bonus is actual earnings, there is no pro rata problem.

3.   Calculations of the accruals and actual bonuses are simple.

4. There is no complication in calculating bonuses for managers of fee accounts.

5.   There is a fail safe for demonstrably weak performance.

Plan Negative:

1. Should the corporation be projecting a significant decrement to forecasted budget, some may hold back profitability for the following year.



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                                                                               2


                             VOLUME SERVICES AMERICA
                                 1999 BONUS PLAN


         EBITDA          POOL        EBITDA*           POOL        WTD. SAL**
        ATTAINMENT      FACTOR        (000)           AMOUNT          UNIT
                                                        $             VALUE

            95%        .0100         47,500           475,000         .032
           100%        .0174         50,000           875,000         .058
           105%        .0248         52,500         1,302,000         .087
           110%        .0322         55,000         1,771,000         .118
           115%        .0396         57,500         2,277,000         .152
           120%        .0470         60,000         2,820,000         .188


o  ASSUMES BUDGET FOR $50M EBITDA.
** ESTIMATED WEIGHTED SALARY UNIT VALUE.


EXAMPLE:

Assume a general manager with earnings of $60,000 and a factor of 1.5.

At 100% of EBITDA, bonus would be $ 5,220
At 110% of EBITDA, bonus would be $10,620
At 120% of EBITDA, bonus would be $16,920

Assume a vice president with earnings of $120,000 and a factor of 2.00.

At 100% of EBITDA, bonus would be $13,920
At 110% of EBITDA, bonus would be $28,320
At 120% of EBITDA, bonus would be $45,120


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                                                                               3



                             VOLUME SERVICES AMERICA
                             "THANK YOU" BONUS PLAN
                                      1999



I.    Purpose

      The purpose of the "Thank You" Bonus Plan ("The Plan") is to encourage and reward achievement in support of the highest standards of operation and profitability. The achievement of Volume Services America is to be considered the achievement of all of its members.

II.   Participation

      Participation is limited to incumbents in the positions listed below who have been employed by Volume Services America, Inc. ("Volume Services America" or the "Corporation") for at least six months during the Plan year.

          o Personnel in Grade 40 and above
          o General Managers at Grade 25 and above

      The participant(s) must be actively employed by Volume Services America, Inc. on the date awards are paid to qualify for an award. The participant's failure to be so employed shall disqualify the employee from receiving any award, regardless of the reason, with the following limited exceptions:

a. The award may be granted to employees who elect normal retirement or are granted approved early retirement.

b. The award may be granted to employees who are on approved leave of absence.

c. Participant(s) hired, transferred or promoted into or out of an eligible position during the fiscal year may be granted their pro-rata award.

      in a., b. and c. above, the decision to grant an award shall be made solely at the discretion of the Chief Executive Officer ("CEO"). Any such decision shall be final and binding and not subject to review.

III.  Terms of the Plan


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                                                                               4



      This plan is effective as of January 1, 1999, and will remain in effect until written notification of modification, amendment or cancellation has been issued. This Plan supersedes all previous incentive compensation plans for Volume Services America.

      The CEO and/or the Board of Directors of Volume Services America may modify, amend or cancel this Plan, in whole or in part, at any time.

IV.   Attainment Incentives

      Bonus awards will be determined as indicated in Appendix A. Basically, the eligible participant's earned salary for the fiscal year will be multiplied by a factor to derive "weighted salary units." The factor is a function of the salary grade.

      The value of each unit ("weighted salary unit value") is determined by summing the weighted salary units of all participants and dividing that sum into the total bonus pool as determined by the CEO.

      Each participant's award is determined by multiplying the unit value by the number of weighted salary units.

      The total bonus pool is to be determined by the CEO and will be announced to participants during the first quarter of the plan year. The right to modify the amount of the pool or its method of determination remains with the CEO or Board of Directors of Volume Services America at their sole discretion.

V.    Definition of Terms

      Earned Salary. In this plan, Earned Salary is defined as the total of the wages derived from salary excluding bonuses and special payments. This includes work time, holidays, vacations, jury duty and military obligation. It does not include paid leaves of absence for illness, disability, and workman's compensation. Payments not indicated above will be accepted or excluded by approval of the CEO through the Corporate Vice President of Human Resources.

      Weighted Salary Units. This is the total of the 1999 Earned Salary times the factor for the specific grades as shown in Appendix A.

      Unit Value or Weighted Salary Unit Value. This is the monetary amount determined for each weighted salary unit. It is determined by dividing the Bonus Pool by the sum of all bonus eligible persons weighted salaries.



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                                                                               5


VI.   Payment of Awards

      Awards will be calculated and paid in a lump sum as soon as practicable after the fiscal year end of the Corporation. Applicable Federal, State and Local taxes will be withheld from the gross amount paid.

VII.  Determination and Approval of Awards

      The Plan will be administered by the Corporate Human Resources Department.

      Notwithstanding anything to the contrary contained herein, Volume Services America reserves the right, in its sole discretion, to adjust or eliminate any compensation which would otherwise be earned hereunder, based on such grounds as the CEO or Board of Directors may determine.

      The determination of the amount of award to each Plan participant is the final decision of the CEO at his sole discretion. The CEO and the Corporate Vice President of Human Resources will make the interpretations concerning the conditions and qualifications covered under this Plan. Any decision made hereunder shall be final and binding and not subject to review.

VIII. Interpretation of the Plan

      This Plan does not confer or create any rights for employees or any duties upon Volume Services America. The CEO or the Board of Directors of Volume Services America reserves the right to modify, amend or cancel the Plan at any time, for any reason.



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                                                                               6



                                                                      Appendix A

                                                                     "Thank you"
                                                          Profit Sharing Concept

                       THE "THANK YOU" PROFIT SHARING PLAN


Introduction

Most important to the value of any bonus, incentive or profit-sharing plan is the basis from which its equitability is perceived. To the degree that any such plan may be carried out through the use of objective measures recorded under equitable conditions, the plan will be seen as fair. Regrettably, both of those arguments, objective and equitable conditions, are hard to come by under any circumstance and even less so in managerial positions.

Basis

This profit-shoring plan is based on the following arguments:

1. Employees are to be rewarded as a function of the economic health of the organization.

2. The most significant effort for equitable compensation is applied in the organization's compensation plan. Despite its limitation, salary grading and related pay structures are the pivotal basis of the company's reward system.

3. There is a positively accelerated curve of pay distribution as related to the perceived value of an individual position within the organizational hierarchy.

Plan

1. The pool of money to be distributed will be a function of a profitability measure as determined by the CEO in consultation with the corporate staff.

2. The payoff would be determined by the eligible employee's actual pay and level in the organization. Each eligible person would receive a portion of the pool from a "Weighted Salary." To determine that value, the individual's actual earnings from salary for the bonus year would be multiplied by a factor derived from the salary grade of that individual.



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                                                                               7



                                                                      Appendix A

                                                                     "Thank you"
                                                          Profit Sharing Concept

Factors for the salary grades are listed below:


           Grade              __              Factor

             65                                2.75
             60              VP's              2.50
             55                                2.25
             50              ____              2.00
             45                                1.75
             40              GM's              1.50
             35                                1.25
             30                                1.00
             25              ____              0.75





The determination of the profit-sharing unit value would be the result of dividing the profit-sharing pool by the sum of the weighted salary ("WS") units for all bonus eligible employees to determine the monetary value of each unit. Then each individual's WS would be multiplied by that unit value to determine the actual profit sharing entitlement.

Controversy

1. The singular disagreement with this plan is that it does not differentiate among "good" and "poor" performers.

     Can we establish clearly who are good and poor performers in light of the limited objectivity of our measures and the reality, especially in our industry, of controlling the factors affecting objective measures?

     If we can't, the argument is moot. If we can, then demote the poorly performing person, terminate that person, or advise that person three months prior to year end, that he/she will not be part of the profit sharing pool unless certain objective requirements are met.



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                                                                               8



                                                                      Appendix A

                                                                     "Thank you"
                                                          Profit Sharing Concept

2.   What about pro rata share?

     Since the actual wages are the basic determinant of the WSV units, pro rata for part year employment is automatically considered. For those promoted to a higher factor, the higher factor may be used, or the entitlement under each of the factors may be summed.

3.   What about individual performance?

     The concept underlying the "Thank You" prior is that the organization is the result of all employees contributing to the good of the whole. The salary received is a reflection of individual contributions, but all members are to share in the health of the organization. This does facilitate performance by the group.

4.   Does it pay to manage the profitability to maximize the bonus?

     This is minimized since any profit contribution yields to the distribution pool, no matter the year in which it is recorded.

5.   Are calculations too complex?

     To the degree that the earned salary of the plan participants can be determined, then it appears to be a simple calculation. In addition, each person may calculate his/her own expectancy.

6.   Where do the factors come from?

     These factors are simply based on the common maximum bonus percentages with the base of 1.0 equivalent to a value of 20%. These may be modified by any reasonable judgment.

7.   What about the managers in fee accounts?

     This method clearly removes the classic question of how do you determine the bonus for fixed fees, etc. Only the overall earnings and individual grade level enter into the equation, hence, the determination for "fee" managers is the same as for the others.